UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2013

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS 66103	66103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, include area code:

(913) 951-2132

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2013, Aratana Therapeutics, Inc. (“Aratana”) entered into Amendment No. 1 to the Share Purchase Agreement (the “Amendment”), by and among Aratana and the entities named therein (the “Purchasers”). Pursuant to the Amendment, Aratana and the Purchasers agreed to eliminate the requirement under the Share Purchase Agreement, dated as of October 13, 2013, by and among Aratana and the Purchasers (the “Share Purchase Agreement”), that Aratana file a registration statement with the Securities and Exchange Commission to register for resale the 1,234,375 shares of Aratana’s common stock purchased by the Purchasers pursuant to the Share Purchase Agreement (the “Private Placement Shares”). In addition, Aratana and the Purchasers also agreed to eliminate the indemnification provisions from the Share Purchase Agreement that had related to the registration for resale of the Private Placement Shares. As a result of the Amendment, Aratana is also no longer obligated to register for resale the shares (the “Merger Shares”) issued pursuant to that certain Agreement and Plan of Merger, dated October 13, 2013, by and among Vet Therapeutics, Inc., Aratana, Jayhawk Acquisition Corporation, a wholly-owned subsidiary of Aratana, and Jeffrey Miles, as the stockholders’ representative, as the obligation to register the Merger Shares was based upon the registration rights contained in the Share Purchase Agreement, which have now been eliminated.

The foregoing description of the terms of the Amendment is qualified in its entirety by reference to the provisions of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 1 to Share Purchase Agreement, dated as of October 22, 2013, by and among Aratana Therapeutics, Inc., and the entities named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: October 22, 2013	By:	/s/ Steven St. Peter, M.D.

Steven St. Peter, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Share Purchase Agreement, dated October as of 22, 2013, by and among Aratana Therapeutics, Inc., and the entities named therein.